Exhibit 3.7

8.0% SENIOR SECURED NOTE

$[ ]	[Insert Date]

FOR VALUE RECEIVED, the undersigned, Institute for Wealth Holdings, Inc., a Delaware corporation (“Maker”), hereby promises to pay to the order of [Payee Name] (“Payee”), at Payee’s address at [Payee Address], the principal amount of $[                    ], together with interest on the unpaid principal balance, payable in accordance with the terms of this Note. This Note is executed and delivered pursuant to that certain Note Purchase Agreement, dated as of the date hereof, between Payee and Maker (the “Note Agreement”).

1.    Definitions. All capitalized terms used, but not defined, in this note shall have the meanings given them in the Note Agreement. As used in this note,

“Agent” is defined in the Collateral Agency Agreement.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in any place of payment are authorized or obligated by law or executive order to close.

“Collateral Agency Agreement” means that certain Collateral Agency Agreement dated as of the date hereof, 2016, and that is substantially in the form of Exhibit C to the Note Agreement.

“Default” means any one or more of the following events: (a) failure to pay any principal amount or interest when due; (b) Maker (i) files any petition seeking a discharge, rearrangement, or reorganization of its debts pursuant to the bankruptcy laws or any other debtor relief laws of the United States or any state or any other competent jurisdiction, (ii) makes a general assignment for the benefit of its creditors, or (iii) admits in writing its inability to pay its debts as they mature; or (c) a petition is filed against Maker seeking to rearrange, reorganize, or extinguish its debts under the provisions of any bankruptcy or other debtor relief law of the United States or any state or other competent jurisdiction, and such petition is not dismissed within 45 days, or (d) a court of competent jurisdiction enters an order, judgment, or decree appointing a receiver or trustee for it or for all or any part of its property. Default shall also include a Default (as defined therein) under the Note Agreement or any other Note issued pursuant to the Note Agreement.

“Investor” or “Investors” means the Payee and any other Person to whom the Maker from time to time issues a Note under the Note Agreement and any permitted assignee of such Investors.

“Majority Investors” means the holders of at least 51% of the aggregate outstanding principal amount of the Notes issued by the Maker under the terms of the Note Agreement.

“Maturity Date” means September 30, 2021, provided that if the defined term “Maturity Date” in the Note Agreement is amended to extend the Maturity Date beyond September 30, 2021, then the term Maturity Date as used in this Note shall mean the extended Maturity Date under the Note Agreement.

“Maximum Amount” and “Maximum Rate” respectively mean for Payee the maximum non-usurious amount and the maximum non-usurious rate of interest that under applicable law, the Payee is permitted to contract for, charge, take, reserve or receive on the applicable Note.

“Notes” means the 8.0% Senior Secured Notes issued by Maker in the same form as this note and payable to the order of an Investor, and any renewals, extensions and rearrangements thereof.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or any other entity, or government or any agency or political subdivision thereof.

“Pledge Agreement” means that certain Pledge and Security Agreement dated as of the date hereof, executed by the Maker in favor of Agent, for the ratable benefit of the Investors, which is substantially in the form of Exhibit B to the Note Agreement.

“Security Documents” means the Pledge Agreement and any other security agreements, or other documents under which Maker grants to the Agent, for the ratable benefit of the Investors, a lien on Maker’s assets.

“Transaction Documents” means the Note Agreement, this Note and the other Notes issued under the Note Agreement, the Security Documents, the Collateral Agency Agreement, and any and all other related documents executed in connection with the Note Agreement.

2.    Consideration. The principal amount of this Note is composed of a cash payment to Maker.

3.    Interest. Interest shall accrue beginning on the date hereof on the outstanding principal amount of this Note at a fixed rate equal to 8.0% per annum calculated on the basis of a 365-day year (or 366-day year, as the case may be), as simple interest. All past due amounts of principal and interest shall bear interest at a rate equal to 16% per annum calculated on the basis of a 365-day year (or 366-day year, as the case may be) until paid.

4.    Payment of Principal and Interest. Payments of accrued and unpaid interest shall be due and payable in arrears on or before the last Business Day of each calendar quarter of each year. The outstanding principal amount all accrued unpaid interest thereon and any other amounts owed under each Note, if not sooner paid, shall be due and payable on the Maturity Date.

5.    Prepayments or Redemptions. The Maker, at its sole discretion reserves the right to prepay, prior to the Maturity Date, all or any part of the principal of the Notes without penalty, except as provided below. Any prepayments shall be applied first to accrued interest and then to principal. Notwithstanding the foregoing, in addition to any principal and accrued interest, (i) any prepayment prior to the first anniversary of the date hereof shall require the Maker to pay to each Investor whose Note is being prepaid an amount equal to three percent (3%) of the original principal amount of such Note, (ii) any prepayment on or after the first anniversary of the date hereof but prior to the second anniversary of the date hereof shall require the Company to pay to each Investor whose Note is being prepaid an amount equal to two percent (2%) of the original principal amount of such Note, and (iii) any prepayment on or after the second anniversary of the date hereof but prior to the third anniversary of the date hereof shall require the Company to pay to each Investor whose Note is being prepaid an amount equal to one percent (1%) of the original principal amount of such Note.

6.    Manner of Payment upon Maturity. On the Maturity Date, payment of principal and accrued and unpaid interest on this Note will be made by delivery of a check to Payee at Payee’s address set out in the Note Agreement or by wire transfer pursuant to instructions from Payee. If the date upon which the payment of principal and interest is required to be made pursuant to this Note occurs other than on a Business Day, then such payment of principal and interest shall be made on the next occurring Business Day following said payment date and shall include interest through the next occurring Business Day.

7.    Default. If a Default occurs, and Maker does not cure such Default within thirty (30) days of receiving notice of the Default from Payee, Payee may, at its option, declare the principal of and the accrued and unpaid interest on, this Note due and payable by written notice to Maker. Notwithstanding the immediately preceding sentence, if a Default is in respect of a bankruptcy or insolvency proceeding the principal of this Note, and all accrued and unpaid interest, shall automatically become immediately due and payable. In addition, Payee may institute judicial proceedings for the collection of the amounts due and may prosecute such proceeding to judgment or final decree, and may enforce the same against Maker and collect the amount due (together with reasonable costs of collection, including reasonable attorney’s fees and expenses) adjudged or decreed to be payable in the manner provided by law out of the property of Maker. Payee may also exercise the rights of a secured party under the Uniform Commercial Code then in effect in Texas and under the terms of the Security Documents, and may exercise any and all other rights Payee may have at law or in equity.

8.    Maximum Rate. Regardless of any provision in this Note or the Note Agreement it is the intention of Maker and Payee that Payee not (a) contract for, charge, take, reserve, receive or apply, as interest on all or any part of the principal amount of this Note any amount in excess of the Maximum Rate or the Maximum Amount or (b) receive any unearned interest in violation of any applicable law. If any acceleration of the maturity of this Note produces a rate in excess of the Maximum Rate or if the Payee shall for any reason receive any such unearned interest or if any transaction contemplated hereby would otherwise be usurious under applicable law, then (i) the aggregate of all interest under applicable usury laws that is contracted for, charged, taken, reserved, received or applied under this Note, or otherwise, shall under no circumstances exceed the Maximum Amount, (ii) neither Maker nor any other Person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount, (iii) any excess or unearned interest shall be deemed to be and shall be treated as a partial prepayment or repayment of principal and any remaining excess or unearned interest will be refunded to Maker, and (iv) the provisions of this Note immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all applicable usury laws. In determining whether interest paid or payable exceeds the Maximum Rate or the Maximum Amount, Maker and Payee shall, to the maximum extent permitted under applicable law (1) treat all loans or advances as a single extension of credit, (2) characterize any non-principal payment as an expense, fee or premium rather than as interest, (3) exclude prepayments or redemptions and their effects, and (4) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of this Note. However, if this Note is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Rate or the Maximum Amount, Payee shall refund any excess (and Payee may not, to the extent permitted by law, be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount). If the laws of the State of Texas are applicable for purposes of determining the “Maximum Rate” or the “Maximum Amount” the “Maximum Rate” may not exceed the “weekly ceiling’” from time to time in effect under Chapter 303 of the Texas Finance Code. If the applicable law is amended in the future to allow a greater rate of interest to be charged under this Note than is presently allowed by applicable law, then the “Maximum Rate” shall be increased to the maximum rate of interest allowed by applicable law as amended, which increase shall be effective hereunder on the effective date of such amendment, to the extent permitted by applicable law.

9.    Consent to Amendments. This Note may be amended, and Maker may take any action prohibited by this Note or the Note Agreement, or omit to perform any act it is required to perform by this Note or the Note Agreement, if and only if Maker obtains the written consent of the Majority Investors.

10.    Successors and Assigns. All covenants and agreements in this Note by or on behalf of Maker and the Payee shall bind and inure to the benefit of the Maker’s and Payee’s respective successors and assigns.

11.    Restrictions on Transfer. This Note is not transferable in any manner whatsoever, including, but not limited to, any direct or indirect sale, assignment, gift, pledge, hypothecation or other encumbrance, or other disposition, either voluntarily or by operation of law, by the holder hereof. Notwithstanding the foregoing, all or any portion of the Note may be transferred to an Affiliate of the Payee or to other Investors upon written notice to the Maker and Agent. For purposes of this Section 11, an “Affiliate” shall mean with respect to the Payee any Person that, directly or indirectly, controls, or is controlled by, or is under common control with, Payee, which in the case of an individual holder shall include, without limitation, the spouse, parents, siblings or lineal descendants of the individual holder or to a trust for the exclusive benefit of any of the foregoing; provided, that the restrictions contained herein shall be binding on any such transferee and; provided further, any such transfer shall be subject to compliance with applicable securities laws.

12.    Notice. All notices or other communications that are required or permitted under this Note shall be made as provided in the Note Agreement.

13.    Severability Clause. In case any provision in this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdiction shall not in any way be affected or impaired thereby; provided that such construction does not destroy the essence of the bargain provided for under this Note or the Note Agreement.

14.    Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Texas (without regard to principles of choice of law).

15.    Waivers. Maker and all sureties, endorsers and guarantors of this Note waive and right to notice of default or demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and any other notice not specifically required under this note. Failure to exercise any remedy under this Note does not constitute a waiver of such remedy.

16.    Collateral. This Note is secured by Maker’s Equity Interests as defined in and pursuant to the terms of the Security Documents, including a lien on the Company’s stock or other ownership rights in its two registered investment adviser subsidiaries. Cherry Investment Advisors, Ltd., and Institute for Wealth Management, LLC.

17.    Dispute Resolution. All claims, disputes, and controversies arising out of or in relation to the performance, interpretation, application, or enforcement of this Agreement, including but not limited to breach thereof, shall be referred to mediation before, and as a condition precedent to the initiation of any adjudicative action or proceeding, including arbitration. In the event the parties are unable to settle any dispute through mediation within thirty (30) days of one party notifying the other party of the dispute, such dispute shall be settled by arbitration before the American Arbitration Association under its then applicable rules. The arbitration proceeding will take place in Dallas, Texas and such proceeding shall be before a single arbitrator who is mutually agreeable to the Maker and the Payee. If the Maker and the Payee are unable to agree on an arbitrator within thirty (30) days after either party first proposes an arbitrator to conduct the proceeding, then each party shall select an arbitrator and the two arbitrators shall select a third arbitrator, which third arbitrator shall conduct the proceeding. The decision of the arbitrator shall be final and binding upon the parties. The arbitrator shall render his award not later than thirty (30) days after the conclusion of the hearing. The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. In rendering an award, the arbitrator shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrator is expressly limited accordingly. Judgment may be entered on the award of the arbitrator and may be enforced in any competent court having jurisdiction.

THE NOTE, THIS NOTE AGREEMENT AND THE RELATED TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN MAKER AND PAYEE AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

MAKER
Institute for Wealth Holdings. Inc., a Delaware corporation

By:

Name:	D.M. Rusty Moore, Jr.

Title:	Chairman and Chief Executive Officer